EXHIBIT 10.87


  COORDINATION DOCUMENT FOR THE METZ-MOTHER'S CAKE & COOKIE CO.
                    CONSOLIDATED PENSION PLAN


          Section 1. Purpose. Effective December 31, 1995, the Metz Baking Company Pension Plan for Non-Union Employees (the "Former Metz Plan") was merged into the Mother's Cake & Cookie Co.
Retirement Plan (the "Former Mother's Plan") to form the Metz-Mother's Cake & Cookie Co. Consolidated Pension Plan (the "Consolidated Plan"). The participants in the respective former plans continued to be subject to the terms of the prior plan documents. This Coordination Document is intended to clarify the applicable terms of the merged plan.

          Section 2. Plan Documentation. The Plan shall be comprised of (i) the document reflecting the terms applicable to the Former Metz Plan, as from time to time amended (the "Metz
Portion of the Consolidated Plan"), (ii) the document reflecting the terms applicable to the Former Mother's Plan, as from time to time amended (the "Mother's Portion of the Consolidated Plan"), and
(iii) this Coordination Document.  The documents for the Metz
Portion of the Consolidated Plan and the Mother's Portion of the Consolidated Plan shall continue to apply to the applicable employees of Metz Baking Company and Mother's Cake & Cookie Co., respectively, except as provided herein.

          Section 3. Plan Sponsor. Metz Baking Company is the plan sponsor of the Consolidated Plan.

          Section 4. Administration. The primary responsibility for the administration of the Consolidated Plan shall be assigned to the Administrator of the Former Metz Plan. This includes responsibility for the annual report form. With respect to benefit issues and claims procedures, the Administrative
Committee and the Administrator of the Former Metz Plan and the Administrative Committee of the Former Mother's Plan shall continue to have responsibility for the interpretation of the plan documents and other functions related to the provision of benefits to eligible participants assigned under the respective documents. The authority for investment and trust decisions is allocated to the Pension Committee.

          Section 5.     Pension Committee.  A Pension Committee
shall be established by the Board of Directors of Metz Baking Company. The Pension Committee shall operate in a manner consistent with the rules applicable to the Administrative Committee pursuant to
Section 5.02 of the Metz Portion of the Consolidated Plan. The Pension Committee shall be responsible for all investment management decisions, including the appointment and retention of one or more trustees, the appointment and retention of investment managers, and the establishment of investment guidelines and objectives.

          Section 6.     Coordination with Trust Agreements.
As of the date of adoption hereof, there are two separate trust agreements with respect to the assets constituting the Consolidated Plan, one with LaSalle National Bank and the other with Wells Fargo Bank, National Association. The provisions of such trust agreements are not amended by this Coordination Document. To the extent that the trust agreements grant an Administrative
Committee or company the power to amend the trust agreement, appoint successor trustees, or appoint investment managers, such Administrative Committee or company shall take such action at the direction of the Pension Committee.

          Section 7.     Amendment.  The Board of Directors of
Metz Baking Company shall have the sole power to terminate the Consolidated Plan, to amend the Coordination Document and to amend the Metz Portion of the Consolidation Plan. The Board of Directors of Mother's Cake & Cookie Co. shall have the sole power to amend the Mother's Portion of the Consolidated Plan.